Exhibit 23.2

Consent of Independent Auditor

We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-235501, Form S-8 Nos. 333-215504 and 333-229964) of Forterra, Inc. of our report dated March 1, 2022, relating to the financial statements of Concrete Pipe & Precast, LLC, which report appears in the Form 10-K of Forterra, Inc. for the year ended December 31, 2021.

/s/ Moss Adams LLP

Houston, Texas
March 1, 2022